Exhibit 10xii

# PIPELINE LICENSE AGREEMENT

THIS LICENSE ("License"), ~~made as~~ of the 24th day of MAY, 2006, ("Effective Date") by and between Keith Hooper, ~~a~~ single man ("Licensor") and Daybreak Oil and ~~Gas~~, a Washington Corporation ("Licensee"). Representing, "Hooper Oil + Gas Partners, LLC" KH

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree to the following:

## GENERAL

1. Licensor owns an undivided forty percent (40%) interest in that certain PIPELINE described herein and hereby grants Licensee an exclusive license, subject to all rights, interests, and estates of third parties, including, without limitation, any leases, licenses, easements, liens, or other encumbrances, and upon the terms and conditions set forth below, for the use and maintenance of, an oil and gas pipeline ("PIPELINE"), across or along the real property described in Exhibit "A" attached hereto and made apart hereof ("Premises").

2. Licensee shall use the Premises solely for maintenance and use of the PIPELINE. Licensee shall not use the PIPELINE to carry any other commodity or use the Premises for any other purpose.

3. Any contractors or subcontractors performing work on the PIPELINE or entering the Premises on behalf of Licensee shall be deemed servants and agents of Licensee for purposes of this License.

## TERM

4. Subject to other provisions, this Lease shall be for a term of thirty (30) months from this date (the "PRIMARY TERM") and as long after the primary term as oil and gas is produced from the Tensas Farms F1 Well or any other well in which the Licensee has an interest with which it or any part of it may be pulled. Said term is subject to Licensee's exclusive right to purchase as set forth in Section 5 of this Agreement.

## EXCLUSIVE RIGHT TO PURCHASE

5. Licensor shall grant to the Licensee an exclusive right to purchase his undivided forty percent (40%) interest in the PIPELINE at any time after six (6) months from the date of production of the Tensas Farms F1 Well, and no later than thirty (30) months from the date of production of the Tensas Farms F1 Well. Said purchase shall be in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00) plus ten percent (10%). Licensee shall be obligated to purchase said PIPELINE within the time prescribed by this License and at the time of purchase the License payments in the amount of Twenty Thousand and 00/100 Dollars ($20,000.00) per annum shall be terminated. If the Tensas Farm F1 Well is completed as a dry hole, or is not produced or if the production of the well should cease from any cause, then the Licensee shall be required to purchase the PIPELINE in the amount as set forth above within sixty (60) days from the date of cessation of production.

## COMPENSATION

6. Licensee shall pay Licensor the sum of Twenty Thousand and No/100 Dollars ($20,000.00) per annum as compensation for the use of the PIPELINE. Said sum shall be payable at the rate of Five Thousand and No/100 Dollars ($5,000) per quarter commencing on the completion of the construction of the PIPELINE and continuing until said license is terminated under the terms of this Agreement.

In addition thereto, Licensee shall pay to Licensor a one percent (1%) carried working interest on the production of said well for the life the Tensas Farms F1 Well. Said interest shall be limited to one percent (1%) of Licensee's interest in said well. Carried working interest shall be defined as follows:

> One percent (1%) of Licensee's undivided working interest in and to the lands and lease only insofar as such lands and lease are contained in the spacing unit attributable to the Tensas Farms F1 Well for the life of the well's production subject to a proportionate share of existing royalties and after all drilling, development and other expenses related to production have been paid.

Said interest shall be binding upon the parties and subject to any sale, assignment or other conveyance made by either party.

## COMPLIANCE WITH LAWS

7. Licensee shall observe and comply with any and all laws, statutes, regulations, ordinances, orders, covenants or restrictions ("Legal Requirements") relating to the maintenance and use of the PIPELINE.

## LICENSEE'S OPERATIONS

8. Licensee shall, at its sole cost and expense, maintain the PIPELINE in such a manner and of such material that it will not at any time be a source of danger to or interference with the existence or use of present or future tracks, roadbed or property of Licensor, or the safe operation and activities of Licensor.

9. Upon termination of this License, Licensee shall, at its sole cost and expense remedy any unsafe conditions on the Premises created or aggravated by Licensee.

## LIABILITY

10. (a) To the fullest extent permitted by law, Licensee shall and shall cause its contractor to release, indemnify, defend and hold harmless Licensor and Licensor's affiliated companies, partners, successors, assigns, legal representatives, officers, directors, shareholders, employees and agents (collectively, "Indemnitees") for, from and against any and all claims, liabilities, fines, penalties, costs, damages, losses, liens, causes of action, suits, demands, judgments and expenses (including, without limitation, court costs, attorneys' fees and costs of investigation, removal and remediation and governmental oversight costs) environmental or otherwise (collectively

"Liabilities") of any nature, kind or description of any person or entity directly or indirectly arising out of, resulting from or related to (in whole or in part):

(i) This license, including, without limitation, its environmental provisions,

(ii) Any rights or interests granted pursuant to this license,

(iii) Licensee's occupation and use of the premises,

(iv) The environmental condition and status of the premises caused by, or contributed by Licensee, or

(v) Any act or omission of Licensee or Licensee's officers, agents, invitees, employees, or contractors, or anyone directly or indirectly employed by any of them, or anyone they control or exercise control over,

(b) Further, to the fullest extent permitted by law, Licensee shall and shall cause indemnify, defend and hold the Indemnitees harmless from any and all such claims.

(c) Upon written notice from Licensor, Licensee agrees to assume the defense of any lawsuit or other proceeding brought against any Indemnitee by any entity, relating to any matter covered by this license for which Licensee has an obligation to assume liability for and/or save and hold harmless any Indemnitee. Licensee shall pay all costs incident to such defense, including, but not limited to, attorneys' fees, investigators' fees, litigation and appeal expenses, settlement payments, and amounts paid in satisfaction of judgments.

## PERSONAL PROPERTY WAIVER

11. All personal property, including, but not limited to, fixtures, equipment, or related materials upon the premises will be at the risk of Licensee only, and no Indemnitee will be liable for any damage thereto or theft thereof.

## INSURANCE

12. Licensee shall, at its sole cost and expense, procure and maintain during the life of this Agreement the following insurance coverage:

A. Commercial General Liability Insurance.

Bodily Injury and Property Damage

Personal Injury

Fire legal liability

B. Other Requirements:

Prior to commencing the Work, Licensee shall furnish to Licensor an acceptable certificate(s) of insurance including an original signature of the authorized representative evidencing the required coverage, endorsements, and amendments and referencing the contract audit/folder number if available. The policy(ies) shall contain a provision that obligates the insurance company(ies) issuing such policy(ies) to notify Licensor in writing at least 30 days prior to any cancellation, non-renewal, substitution or material alteration. This cancellation provision shall be indicated on the certificate of insurance. Upon request from Licensor, a certified duplicate original of any required policy shall be furnished.

If any portion of the operation is to be subcontracted by Licensee, Licensee shall require that the subcontractor shall provide and maintain insurance coverages as set forth herein, naming Licensor as an additional insured, and shall require that the subcontractor shall release, defend and indemnify Licensor to the same extent and under the same terms and conditions as Licensee is required to release, defend and indemnify Licensor herein.

## ENVIRONMENTAL

13. (a) Licensee shall strictly comply with all federal, state and local environmental laws and regulations in its use of the Premises and the PIPELINE.

(b) Licensee shall promptly report to Licensor in writing any conditions or activities upon the Premises known to Licensee which create a risk of harm to persons, property or the environment and shall take whatever action is necessary to prevent injury to persons or property arising out of such conditions or activities; provided, however, that Licensee's reporting to Licensor shall not relieve Licensee of any obligation whatsoever imposed on it by this License. Licensee shall promptly respond to Licensor's request for information regarding said conditions or activities.

## ALTERATIONS

14. Licensee may make any alterations to the Premises or permanently affix anything to the Premises or any buildings or other structures adjacent to the Premises without Licensor's prior written consent.

## NO WARRANTIES

15. Licensor's duties and warranties are limited to those expressly stated in this license and shall not include any implied duties or implied warranties, now or in the future. No representations or warranties have been made by Licensor other than those contained in this License. Licensee hereby waives any and all warranties, express or implied, with respect to the premises or which may exist by operation of law or in equity, including, without limitation, any warranty of merchantability, habitability or fitness for a particular purpose.

## LIENS

16. Licensee shall promptly pay and discharge any and all liens arising out of any construction, alterations or repairs done, suffered or permitted to be done by Licensee on Premises. Licensor is hereby authorized to post any notices or take any other action upon or with respect to Premises that is or may be permitted by law to prevent the attachment of any such liens to Premises; provided, however, that failure of Licensor to take any such action shall not relieve Licensee of any obligation or liability under this or any other Section of this License.

## TERMINATION

17. Upon expiration of the time specified in this Agreement, this License and all rights of Licensee shall absolutely cease.

18. If Licensee fails to surrender to Licensor the Premises, upon any termination of this License, all liabilities and obligations of Licensee hereunder shall continue in effect until the Premises are surrendered. Termination shall not release Licensee from any liability or obligation, whether of indemnity or otherwise, resulting from any events happening prior to the date of termination.

## ASSIGNMENT

19. The Licensee or the legal representatives, successors or assigns of Licensee or any subsequent assignee, shall be permitted to assign or transfer this License or any interest herein, without the prior written consent and approval of the Licensor.

## NOTICES

20. Any notice required or permitted to be given hereunder by one party to the other shall be in writing and the same shall be given and shall be deemed to have been served and given if (i) placed in the United States mail, certified, return receipt requested, or (ii) deposited into the custody of a nationally recognized overnight delivery service, addressed to the party to be notified at the address for such party specified below, or to such other address as the party to be notified may designate by giving the other party no less than thirty (30) days' advance written notice of such change in address.

## SURVIVAL

21. Neither termination nor expiration will release either party from any liability or obligation under this License, whether of indemnity or otherwise, resulting from any acts, omissions or events happening prior to the date of termination or expiration, or, if later, the date when the PIPELINE and improvements are removed and the Premises are restored to its condition as of the Effective Date.

## APPLICABLE LAW

22. All questions concerning the interpretation or application of provisions of this License shall be decided according to the substantive laws of the State of Louisiana without regard to conflicts of law provisions.

## SEVERABILITY

23. To the maximum extent possible, each provision of this License shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this License shall be prohibited by, or held to be invalid under, applicable law, such provision shall be ineffective solely to the extent of such prohibition or invalidity, and this shall not invalidate the remainder of such provision or any other provision of this License.

## INTEGRATION

24. This License is the full and complete agreement between Licensor and Licensee with respect to all matters relating to Licensee's use of the Premises, and supersedes any and all other agreements between the parties hereto relating to Licensee's use of the PIPELINE as described herein. However, nothing herein is intended to terminate any surviving obligation of Licensee or Licensee's obligation to defend and hold Licensor harmless in any prior written agreement between the parties.

## COUNTERPARTS

25. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be one and the same instrument.

## MISCELLANEOUS

26. The waiver by Licensor of the breach of any provision herein by Licensee shall in no way impair the right of Licensor to enforce that provision for any subsequent breach thereof.

IN WITNESS WHEREOF, this License has been duly executed, in duplicate, by the parties hereto as of the day and year first above written.

Scott Hooper, Representing Hooper Oil + Gas Partners, LLC
Keith Hooper, Licensor
1529 West Adams Street
Chicago, Illinois 60607

Daybreak Oil & Gas, Inc.

By: ____________________
Eric Moe, Chief Executive Officer
601 West Main Avenue, Suite 1017
Spokane, Washington 99201

State of Illinois )
) ss.
County of Cook )

"OFFICIAL SEAL"
Peggy L. Murphy
Notary Public, State of Illinois
My Commission Exp. 05/16/2008

I certify that I know or have satisfactory evidence that Keith Hooper is the person who appeared before me, and said person acknowledged that he signed this instrument and acknowledged it to be his free and voluntary act for the uses and purposes mentioned in the instrument.

Dated: 6-13-06

____________________
NOTARY PUBLIC for State of Illinois
My appointment expires: 5-16-08

State of Washington )
) ss.
County of Spokane )

I certify that I know or have satisfactory evidence that Eric Moe is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he was authorized to execute the instrument and acknowledged it as the Chief Executive Officer of Daybreak Oil & Gas, Inc. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: 5/24/2006

TINA M. MELAND NOTARY My Comm. Expires May 15, 2009 PUBLIC STATE OF WASHINGTON

Tina M. Meland
Tina M. Meland
NOTARY PUBLIC for State of Washington
My appointment expires: May 15, 2009